Exhibit 99.(a)(2)

AMENDMENT OF DECLARATION OF TRUST
OF
HALLMARK EQUITY SERIES TRUST

The second sentence of Section 3.02 “Initial Trustees” is hereby deleted in its entirety and replaced with the following:

On a date fixed by the Trustees, the shareholders shall elect the Trustees as specified in Section 3.06 of this Article III.

Section 3.06 “Number of Trustees” is hereby deleted in its entirety and replaced with the following:

The number of Trustees shall be the number as shall be fixed from time to time by resolution or written instrument of a majority of the Trustees.